Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Zhongchao Inc. on Form F-3 of our report dated May 6, 2022, with respect to our audit of the consolidated statement of income and comprehensive income, changes in equity and cashflows of Zhongchao Inc. for the year ended December 31, 2021 appearing in the Annual Report on Form 20-F of Zhongchao Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

December 18, 2024

NEW YORK OFFICE ●; 7 Penn Plaza ●; Suite 830 ●; New York, New York ●; 10001

Phone 646.442.4845 ●; Fax 646.349.5200 ●; www.marcumasia.com